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Immunomedics to Mail Letter to Stockholders Highlighting Unprecedented Progress Toward Enhanced Value Creation

Urges Stockholders to Vote "FOR" Each of Immunomedics' Highly-Qualified Director Nominees on the WHITE Proxy Card

venBio Rejects Constructive, Stockholder-Friendly Settlement Proposal and Insists on Unilateral Veto Right Over Significant Transactions

Morris Plains, N.J., January 12, 2017 – Immunomedics, Inc. (NASDAQ: IMMU) ("Immunomedics" or "the Company") today commenced mailing of a letter to stockholders in connection with its upcoming 2016 Annual Meeting of Stockholders to be held on February 16, 2017. The letter urges Immunomedics stockholders to protect their investment in the Company by voting FOR all seven of the Company's director nominees – Jason Aryeh, Dr. Geoffrey Cox, Robert Forrester, Dr. David M. Goldenberg, Brian A. Markison, Bob Oliver and Cynthia L. Sullivan – at the upcoming Annual Meeting.

The full text of the letter follows:

THE NEW IMMUNOMEDICS BOARD IS COMMITTED TO ENHANCING NEAR AND LONG-TERM VALUE FOR ALL STOCKHOLDERS

YOUR NEW BOARD IS IN THE MIDDLE OF A ROBUST STRATEGIC PROCESS TO DELIVER ON THE VALUE POTENTIAL OF THE COMPANY OR IMMU-132

VENBIO CONTINUES TO DEMAND EFFECTIVE CONTROL AND INTENDS TO SIDETRACK THE COMPANY'S PROGRESS – WITHOUT PAYING OTHER STOCKHOLDERS A CONTROL PREMIUM AND WITHOUT ANY PLAN FOR VALUE CREATION

VOTE THE ENCLOSED WHITE PROXY CARD TODAY
"FOR" ALL OF IMMUNOMEDICS' HIGHLY QUALIFIED DIRECTOR NOMINEES

January 12, 2017

Dear Fellow Immunomedics Stockholder,

At the Immunomedics 2016 Annual Meeting of Stockholders to be held on February 16, 2017, you will be asked to make an important decision regarding the composition of the Company's Board of Directors. That decision, we believe, will significantly impact the immediate future of the Company and the value of your investment in Immunomedics. Stockholders of record, as of January 24, 2017, are entitled to vote at the 2016 Annual Meeting.

We urge stockholders to vote FOR the Immunomedics nominees: Jason Aryeh, Dr. Geoffrey Cox, Robert Forrester, Dr. David M. Goldenberg, Brian A. Markison, Bob Oliver and Cynthia L. Sullivan. We believe the Immunomedics nominees bring the right Board diversity to oversee our continued efforts to deliver on the value potential of your Company, including IMMU-132, thereby maximizing the value of your investment as expeditiously as possible.

As you may be aware, venBio Select Advisor LLC ("venBio"), one of the Company's stockholders, is currently waging a proxy contest in opposition to your Board in order to elect a control slate of four of its own nominees to the Immunomedics Board.

~more~

Immunomedics always welcomes input from all of its stockholders, and has devoted significant time, resources and effort to negotiate a constructive resolution with venBio after listening carefully to its views. However, in spite of ownership not proportional with the magnitude of its demands, venBio has insisted on a unilateral veto right to approve significant transactions without offering any control premium to you.

YOUR BOARD REMAINS FOCUSED ON ACTING IN THE BEST INTERESTS OF
ALL STOCKHOLDERS

venBio continues to wage its campaign and make demands that we, and our strategic advisors, profoundly believe would disrupt our broad and robust strategic process, delay the critical filing of our BLA for FDA approval of IMMU-132 and will thus likely destroy the value of your investment in the Company. Your new Board of Directors is sharply focused on doing right by all stockholders, not just the less than fully informed desires of one at the expense of all others. Our actions include the recent, dramatic reconstitution of the Board with acutely stockholder-value focused directors, the full oversight of our robust strategic process by these new directors and the implementation of a prompt and efficient management succession plan.

As announced on January 9, 2017, Immunomedics reconstituted its Board of Directors following a thorough, months-long search process by the Board's Governance and Nominating Committee, with the assistance of a leading director search firm for the biopharmaceutical industry. The Company had actually disclosed this process in its proxy filing with the SEC on November 2, 2016.

Your annually elected Board comprises seven highly qualified directors, five of whom are independent, and our Board has a lead independent director. After a thorough review of many candidates, the Immunomedics Board appointed precisely the same number of new independent directors – four – that venBio is seeking: Jason Aryeh, Dr. Geoffrey Cox, Robert Forrester and Bob Oliver. We are nominating them along with: Brian A. Markison, our lead independent director; Dr. David M. Goldenberg, founder and current Chairman, Chief Scientific Officer and Chief Patent Officer; and Cynthia L. Sullivan, the current President and Chief Executive Officer.

Your new Board members collectively bring more than 125 years of pharmaceutical and life sciences expertise with both public and private companies as investors, directors and executives overseeing sales, marketing and commercial operations, scientific development, product manufacturing, and the partnership of highly successful clinical treatments, including at some of the world's most recognizable and reputable global pharmaceutical companies. Our Board nominees collectively have extensive expertise and experience in oncology. They have brought many assets to commercialization, successfully executed upon dozens of corporate partnerships, licensing agreements and change of control transactions and sales. Additionally, we have added activist directors, who have spent their entire careers as biotech investors, successfully fighting for the rights of stockholders. This collective experience provides the Company with the necessary knowledge at this critical phase in its growth trajectory. The members of the new Immunomedics Board, in addition to our financial advisor, have orchestrated and overseen a significant number of successful M&A transactions. These skillsets make the Immunomedics nominees the right Board to further the Company's development of IMMU-132 and related value-creation processes.

The Board is also implementing a succession plan that it is confident will establish optimal future leadership and ensure the continued progress of the Company without interruption during this critical period in its growth trajectory. The Board will commence a search for a new Chief Executive Officer (CEO) with the help of a leading outside executive search firm.

YOUR NEW BOARD AND MANAGEMENT TEAM ARE OPEN TO ALL OPPORTUNITIES FOR
THE COMPANY AND WILL CONTINUE TO TAKE THE RIGHT STEPS TO ENHANCE
STOCKHOLDER VALUE

Immunomedics is now at a significant near-term value inflection point with regard to IMMU-132 (sacituzumab govitecan), our lead solid tumor therapy candidate. We remain highly confident in IMMU-132's potential and are focused on advancing this product to fill the high unmet medical need of late-stage cancer patients.

IMMU-132 is the key driver of creating significant value for our stockholders and any development delays would be harmful to realizing its potential and, most importantly, to end-stage cancer patients. We believe there are a diminishing number of assets in the industry and this is the right time for Immunomedics to monetize IMMU-132 and potentially all of the Company's assets.

Regarding IMMU-132:

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  We are in the middle of a robust strategic process, with the assistance of our outside financial advisor, Greenhill & Co., which is exploring both a partnership for IMMU-132 and a sale of the Company to realize the full potential of our pipeline in the very near-term.

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  Independent third-party experts have also been retained to conduct a full commercial assessment of the U.S. and European market opportunity, as well as an independent audit of commercial manufacturing facilities, processes and other relevant regulatory areas. In terms of validating clinical results, the Company has engaged an independent third-party that is well underway to review pertinent radiological scan results in a blinded fashion, as per FDA requirements.

We believe that this comprehensive process will result in significant near, medium and long-term value creation for stockholders - and we are very open to all opportunities to achieve that result.

Furthermore, while this process is ongoing, we are taking additional steps to ensure a positive path forward, including the filing of a BLA to the FDA, and achieving numerous other milestones as part of our growth trajectory. Our strong belief continues to be that minimizing disruption will create maximum near-term value for all stockholders.

YOUR NEW BOARD WILL ONLY ACT IN THE BEST INTEREST OF ALL STOCKHOLDERS TO ATTEMPT TO AVOID A PROXY CONTEST

As we highly value and appreciate all of our stockholders, your new Board has maintained and will continue to maintain an open dialogue with venBio in an attempt to reach a settlement agreement. Consistent with this commitment, we have made myriad accommodating and conciliatory settlement offers to venBio, because we much prefer to focus your Company's time and resources on near-term value maximization efforts rather than on this costly, wasteful and distracting proxy contest. Thus far, throughout these attempted good-faith negotiations, venBio has made it clear that it will settle for nothing short of control over your investment without any corresponding remuneration to stockholders. Your new Board, as fiduciaries for all stockholders, simply cannot allow any change of control to occur without obtaining a proper control premium, to which you are entitled. venBio's continued uncompromising demands are regretfully forcing us to move forward toward a very unfortunate, focus-deviating, costly and time-consuming proxy contest to protect your fundamental rights.

Immunomedics recently offered to venBio a settlement that included:

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  the ability to designate two of venBio's director candidates as board members and the option to designate two additional independent directors mutually agreed upon between venBio and the Company;

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  implementation of an orderly succession plan effective June 30, 2017;

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  creation of a four-member "Independent Committee" to review and approve all potential partnerships or M&A transactions, comprised of two venBio designees and two of Immunomedics' independent directors; and

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  submission of any transaction to a stockholder vote that was not approved by the Independent Committee.

Notwithstanding venBio's refusal of this settlement proposal, your reconstituted Board continued to seek a resolution. In fact, our newly appointed Vice Chairman and future Chairman, Jason Aryeh, was initially sought out by venBio as a potential candidate for the venBio slate of nominees. As such, we believe that venBio must implicitly support Mr. Aryeh.

Throughout this process, venBio has declined any settlement proposal that denies venBio and its principals the power to unilaterally block any business transaction that they do not support. venBio's demands for representation and unilateral veto rights are especially unreasonable relative to the size of its stake in the company. As previously mentioned, they shockingly don't even want to allow any stockholders besides them to have the right to vote on any strategic transaction. venBio and its group want to deny your vote and take all the power for themselves. This is simply and obviously not fair to all other stockholders, and as fiduciaries of all stockholders, your Board can not give venBio all the power over your investment in Immunomedics.

Despite its aforementioned disregard of all other stockholders' rights, in a very friendly and respectful effort to accommodate venBio and avoid a destructive proxy contest, Mr. Aryeh engaged with venBio and explored the following potential settlement terms on January 9, 2017:

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  The immediate appointment of any venBio nominee to the Board including serving on the Strategic Transaction Committee and the CEO Search Committee; and

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  The appointment of an additional venBio nominee to serve as a consultant to the Strategic Transaction Committee to allow additional direct oversight and influence on the current strategic process.

venBio rejected this and other alternative proposals, stating that it will not back down from its full demands and that it needs access to Immunomedics' inside information before it can take the necessary time to internally deliberate and unilaterally determine the best path forward for your Company. While we respect venBio for its honesty and judiciousness in not wanting to prematurely rush to judgment without access to non-public information, your Board and its strategic advisors already have this information and are prepared to act on it in the interests of venBio and all Immunomedics stockholders.

Unfortunately, we strongly believe this self-focused agenda puts at risk any opportunities for near-term value creation. Given venBio's consideration of Mr. Aryeh and rejection of the Board's numerous constructive settlement proposals, we believe stockholders should call upon venBio to end its unnecessary, costly and distracting proxy campaign. Any delay in our progress could destroy value and destabilize the Company.

PLEASE DON'T ALLOW OUR PROGRESS TO BE SIDE-TRACKED

We believe that handing control of the Company to venBio would significantly disrupt the Company's progress toward achieving its upcoming milestones and delay the value opportunity of IMMU-132, as the leaders venBio wants to immediately and prematurely remove have been vital to the continued advancement of IMMU-132 and its related near-term value creation opportunities. venBio's claim that it could cause a delay of only six months shows a lack of non-public information, knowledge and experience with regard to taking over the filing of a BLA to the FDA at this point of the Company's efforts.

We believe that, the venBio nominees, if elected, would delay the progress of IMMU-132 by up to two years, thereby delaying significant potential near-term value creation, undermining the longer-term value of a promising medical technology and putting cancer patients further at risk. We further believe that a change of control situation would result in the loss of key personnel in clinical, CMC, regulatory, science, and administration, thus derailing the Company's ongoing and robust strategic process. Additionally, there are no guarantees a new team would be able to, timely or not, continue the development of IMMU-132.

Without any particular plan going forward for Immunomedics, we believe venBio will effectively leave your Company – and your investment – rudderless. Questions remain surrounding venBio's ability to:

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  continue necessary strategic discussions on complex products and technologies;

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  secure the legal/IP resources to continue strengthening the IP portfolio;

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  assume regulatory interactions with the FDA;

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  prevent significant disruption of the Chemistry, Manufacturing and Controls program with three external suppliers; and

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  maintain momentum of the clinical program, which is on the verge of initiating Confirmatory Phase 3 testing.

venBio's actions and stated plans could have unintended consequences by triggering statutory and contractual change of control provisions, including:

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  potentially jeopardizing $397.2 million of net operating loss (NOL) tax carryforwards that could be used to offset future taxable income;

  •
  acceleration of equity awards for employees; and

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  forcing the Company to make significant payments of up to $15 million from change of control provisions in management employment contracts that would compel the Company to raise additional cash immediately to avoid a "going concern" opinion from the Company's auditor and to ensure it can meet its drug development obligations.

PROTECT THE VALUE OF YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

This is a pivotal year for Immunomedics and its stockholders, and by electing the Immunomedics director nominees, the future will remain bright. Your new Board has a clear plan for value creation and a clearly articulated path to achieve our objectives. We urge stockholders not to risk further delay or potential value destruction.

We are confident that the actions we are taking will lead to improved performance and enhanced value creation for ALL Immunomedics stockholders.

We urge you to protect the value of your investment in Immunomedics by using the enclosed WHITE proxy card to vote "FOR" each of Immunomedics seven nominees TODAY by telephone, by Internet, or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided. No matter how few shares you own, it is important that all stockholders have their voices heard.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

The Immunomedics Board of Directors

/s/ Dr. David M. Goldenberg Dr. David M. Goldenberg, Chairman	/s/ Jason Aryeh Jason Aryeh, Vice Chairman	/s/ Brian A. Markison Brian A. Markison, Lead Independent Director
/s/ Robert Forrester Robert Forrester, Independent Director	/s/ Dr. Geoffrey Cox Dr. Geoffrey Cox, Independent Director	/s/ Bob Oliver Bob Oliver, Independent Director
/s/ Cynthia L. Sullivan Cynthia L. Sullivan, Director

If you have any questions or require any assistance with voting your shares, please contact the Company's proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: immu@mackenziepartners.com

Vinson & Elkins L.L.P. and DLA Piper LLP (US) are serving as legal advisors and Greenhill & Co., LLC is serving as financial advisor to Immunomedics.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics' portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from the FDA for the treatment of patients with triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 301 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

Important Additional Information

Immunomedics, Inc. (the "Company"), its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange

Commission (the "SEC") in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at www.immunomedics.com, by writing to Immunomedics, Inc. at 300 The American Road, Morris Plains, New Jersey 07950, or by calling the Company's proxy solicitor, or by calling Dr. Chau Cheng, Senior Director, Investor Relations & Corporate Secretary, (973) 605-8200, extension 123.

Forward-Looking Statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company's dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company's ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com

Media

Dan Katcher / Ed Trissel / Nick Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors

Dan Burch/Bob Marese
MacKenzie Partners, Inc.
(212) 929-5500